Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE: January 29, 2019

HELMERICH & PAYNE, INC. ANNOUNCES FIRST QUARTER FISCAL 2019 RESULTS

•	Quarterly U.S. Land revenue days (activity) increased approximately 4%
•	Quarterly U.S. Land adjusted average rig revenue increased by more than $800(1) per day, up approximately 3% sequentially
•	H&P upgraded/converted 14 FlexRigs® to super-spec(2) capacity during the first fiscal quarter of 2019
•	H&P’s U.S. Land contracted rig count increased by 12 rigs to 244 rigs from September 30, 2018 to December 31, 2018
•	On December 14, 2018, Directors of the Company declared a quarterly cash dividend of $0.71 per share

Helmerich & Payne, Inc. (NYSE:HP) reported income of $19 million or $0.17 per diluted share from operating revenues of $741 million for the quarter ended December 31, 2018, compared to income of $2.5 million, or $0.02 per diluted share, on revenues of $697 million for the quarter ended September 30, 2018.  Net income per diluted share for the first fiscal quarter of 2019 and the fourth fiscal quarter of 2018 include $(0.25) and $(0.17), respectively, of after-tax losses comprised of select items(3). For the first fiscal quarter select items(3) were comprised of:

•	$0.20 of after-tax gains related to early termination, gains on sales, certain discrete tax items and gains from discontinued operations related to currency fluctuations
•	$(0.45) of after-tax losses related to abandonments and accelerated depreciation, bond exchange fees, a lawsuit settlement and a non-cash fair market adjustment to our equity investments

Net cash provided by operating activities was $209 million for the first quarter of fiscal 2019 compared to $186 million for the fourth fiscal quarter of fiscal 2018.

President and CEO John Lindsay commented, “The Company delivered sequentially improved operational results in the face of falling crude oil prices, which decreased by more than 30% during the quarter.  Customer demand for super-spec rigs continued during the first fiscal quarter and H&P responded by upgrading and converting 14 more rigs to super-spec capacity bringing our total number of super-spec FlexRigs to 221 at calendar year-end.    Additionally, H&P’s FlexAppTM solutions gained further traction in the market as more customers are realizing the value these software-based drilling applications create.

News Release

January 29, 2019

“Predictably, demand for super-spec rigs this current quarter has softened largely due to oil price uncertainty and our customers’ aim to spend within cash flow.  Even with the softening outlook, the Company’s large offering of highly capable super-spec FlexRigs and the associated technology surrounding wellbore quality and placement becomes more critical as drilling in the U.S.’s most prolific basins increases in complexity.

“The newly created H&P Technologies segment, which encompasses H&P’s technology-based subsidiaries, Motive and MagVar, also saw increased demand during the quarter.  Individually or combined with the FlexRig,  our wellbore quality and placement technologies greatly enhance the economic potential of a well and add significant value to our customers and their stakeholders.  The Company’s drilling automation technology, AutoSlideSM,  continues to gain momentum and interest from customers and we anticipate commercialization in the Midland Basin over the next few months.”

Vice President and CFO Mark Smith also commented, “This recent lack of clear direction in crude prices is injecting an amount of uncertainty into some of our customers’ drilling plans for 2019.  H&P, like our customers, has responded accordingly.  H&P is slowing the cadence of super-spec upgrades creating a commensurate reduction in our planned capital expenditures for the year.

“We have reduced our budgeted capex by over 20%, approximately $150 million from our initial budget.  As in the past with volatile markets,  the Company will maintain a  disciplined capital allocation strategy and we remain confident that our operational results and financial strength will support that strategy.”

John Lindsay concluded, “The Company’s ability to plan, adapt and respond in a near-term volatile market is one of the cornerstones of our long-term success. Despite industry conditions, the primary focus remains constant at H&P - to partner with our customers and add value through our people, the FlexRig fleet and technologies to achieve common goals.”

Operating Segment Results for the First Quarter of Fiscal 2019

U.S. Land Operations:

Segment operating income increased by $15.1 million to $79.7 million sequentially.  The increase in operating results was primarily driven  by sequential increases in both quarterly revenue days and average rig revenue per day.  The number of quarterly revenue days increased sequentially by approximately 4%.  Adjusted average rig revenue per day improved by $835 or roughly 3%  to $25,156(1) as average dayrates increased during the quarter.

The average rig expense per day increased sequentially by $1,334 to $15,443 as the quarter was negatively impacted by $821 of costs associated with a settled lawsuit while the prior quarter benefited from favorable adjustments to self-insurance expenses.  Corresponding adjusted average rig margin per day increased $322 to $10,534(1).

The segment’s depreciation expense for the quarter includes non-cash charges of $3.5 million for abandonments and accelerated depreciation of used drilling rig components related to rig upgrades, compared to similar non-cash charges of $13.9 million during the fourth fiscal quarter of 2018.

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January 29, 2019

Offshore Operations:

Segment operating income decreased by $1.0 million to $7.2 million sequentially.  The number of quarterly revenue days on H&P-owned platform rigs decreased sequentially by approximately 5%,  while the average rig margin per day decreased sequentially by $1,454 to $9,998 primarily due to a rig undergoing maintenance during the quarter.    Management contracts on customer-owned platform rigs contributed approximately $5.4 million to the segment’s operating income, compared to approximately $5.5 million during the prior quarter.

International Land Operations:

The segment had operating income of $6.6 million this quarter as compared to an operating loss of $7.9 million during the previous quarter.  The $14.5 million sequential increase in operating income was primarily attributable to asset impairments charges related to ceasing operations in Ecuador that adversely impacted the prior quarter combined with an installment payment related to prior early terminations that benefitted first fiscal quarter revenues.  Revenue days decreased during the quarter by 3% to 1,758 while the adjusted average rig margin per day increased by $1,524 to $10,182(1).

H&P Technologies:

The segment had an operating loss of $10.3 million this quarter as compared to an operating loss of $15.6 million during the previous quarter.  The $5.3 million sequential decrease in the operating loss was due in part to the impairment of legacy TerraVici intangible assets that negatively impacted the prior quarter.

Operational Outlook for the Second Quarter of Fiscal 2019

U.S. Land Operations:

•

Quarterly revenue days expected to decrease by approximately 3%-5% sequentially representing a roughly 1%-3% decrease in the average number of active rigs given the lower number of calendar days during the second fiscal quarter and implying a likely exit to the quarter at between 223-233 active rigs

•	Average rig revenue per day expected to be between $25,500-$26,000 (excluding any impact from early termination revenue)
•	Average rig expense per day expected to be between $14,700-$15,100

Offshore Operations:

•

Quarterly revenue days expected to increase by approximately 3% sequentially, representing an average rig count of 6 rigs for the quarter as one rig returns from planned maintenance on its offshore platform partially offset by the lower number of calendar day during the second fiscal quarter

•	Average rig margin per day expected to be approximately $6,000-$7,000 as one rig is expected to be on a standby rate for the quarter
•	Management contracts expected to generate approximately $4-$5 million in operating income as one of the rigs moves to a reduced cold stack rate as planned

International Land Operations:

•

Quarterly revenue days expected to be down approximately 10% sequentially primarily due to reduced activity in Colombia and the lower number of calendar days during the second fiscal quarter, representing an average rig count of 17-18 rigs for the quarter

•	Average rig margin per day expected to be roughly $10,500-$11,500

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News Release

January 29, 2019

Other Estimates for Fiscal 2019

•

Capital expenditures are now expected to be approximately $500 to $530 million with roughly 35% expected for super-spec upgrades, 33-38% expected for maintenance and 27-32% expected for continued reactivations and other bulk purchases.

Select Items Included in Net Income per Diluted Share

First Quarter of Fiscal 2019 net income of $0.17 per diluted share included $(0.25) in after-tax losses comprised of the following:

•	$0.01 of income tax adjustments related to certain discrete tax items
•	$0.04 of after-tax gains related to the sale of used drilling equipment
•	$0.05 of after-tax income from long-term contract early termination compensation from customers
•	$0.10 of after-tax income from discontinued operations related to adjustments resulting from currency fluctuations
•	$(0.02) of after-tax losses from abandonment charges and accelerated depreciation related to the decommissioning of used drilling equipment
•	$(0.02) of after-tax losses from bond exchange fees
•	$(0.12) of after-tax losses from the settlement of a lawsuit
•	$(0.29) of non-cash after-tax losses related to the fair market adjustment of equity investments resulting from adoption of Accounting Standard Update

Fourth Quarter of Fiscal 2018 net income of $0.02 per diluted share included $(0.17) in after-tax losses comprised of the following:

•	$0.05 of after-tax gains related to the sale of used drilling equipment
•	$0.02 of after-tax income from long-term contract early termination compensation from customers
•	$0.01 of incremental income tax adjustments related to the recognition of the new corporate tax rate under the Tax Cuts and Jobs Act(4) in calculating the Company’s deferred income tax liability
•	$(0.09) of after-tax losses from abandonment charges and accelerated depreciation related to the decommissioning of used drilling equipment
•	$(0.16) of after-tax losses related to the impairment of decommissioned rigs and related equipment primarily in international markets as well as other intangible assets

Conference Call

A conference call will be held on Wednesday,  January 30, 2019 at 11:00 a.m. (ET) with John Lindsay, President and CEO, Mark Smith, Vice President and CFO, and Dave Wilson, Director of Investor Relations to discuss the Company’s fiscal first quarter 2019 results. Dial-in information for the conference call is (877) 876-9174 for domestic callers or (785) 424-1669 for international callers.  The call access code is ‘Helmerich’.  You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.hpinc.com and accessing the corresponding link through the Investor Relations section by clicking on “INVESTORS” and then clicking on “Event Calendar” to find the event and the link to the webcast.

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News Release

January 29, 2019

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for our customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world.  H&P also develops and implements advanced automation, directional drilling and survey management technologies. H&P’s fleet includes 350 land rigs in the U.S., 32 international land rigs and eight offshore platform rigs. For more information, see H&P online at www.hpinc.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

Note Regarding Trademarks.  Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business.  Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig,  FlexApp and AutoSlide, which may be registered or trademarked in the U.S. and other jurisdictions.

(1) See the Selected Statistical & Operational Highlights table(s) for details on the revenues or charges excluded on a per revenue day basis.  The inclusion or exclusion of these amounts results in adjusted revenue, expense, and/or margin per day figures, which are all non-GAAP measures.

(2)  The term “super-spec” herein refers to rigs with the following specifications: AC drive, 1,500 hp drawworks, 750,000 lbs. hookload rating, 7,500 psi mud circulating system and multiple-well pad capability.

(3) See the corresponding section of this release for details regarding the select items.

Contact:  Dave Wilson, Director of Investor Relations

investor.relations@hpinc.com

(918) 588‑5190

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HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended
	December 31	September 30	December 31
CONSOLIDATED STATEMENTS OF OPERATIONS	2018	2018	2017
		As adjusted	As adjusted
Operating Revenues:
Contract drilling	$737,358	$693,677	$561,069
Other	3,240	3,148	3,018
	$740,598	$696,825	$564,087

Operating costs and expenses:
Contract drilling operating expenses, excluding depreciation and amortization	487,593	448,135	371,916
Operating expenses applicable to other revenues	1,274	1,325	1,167
Depreciation and amortization	141,460	150,281	143,267
Research and development	7,019	5,018	3,234
Selling, general and administrative	54,508	52,252	46,459
Asset impairment charge	—	23,128	—
Gain on sale of assets	(5,545)	(7,527)	(5,565)
	686,309	672,612	560,478

Operating income (loss) from continuing operations	54,289	24,213	3,609

Other income (expense):
Interest and dividend income	2,450	2,337	1,724
Interest expense	(4,720)	(6,471)	(5,773)
Loss on investment securities	(42,844)	(1)	—
Other	541	(1,044)	441
	(44,573)	(5,179)	(3,608)

Income from continuing operations before income taxes	9,716	19,034	1
Income tax provision (benefit)	1,352	16,859	(500,641)
Income from continuing operations	8,364	2,175	500,642

Income (loss) from discontinued operations, before income taxes	12,665	14,262	(519)
Income tax provision	2,070	13,984	17
Income (loss) from discontinued operations	10,595	278	(536)

Net Income	$18,959	$2,453	$500,106

Basic earnings per common share:
Income from continuing operations	$0.07	$0.02	$4.57
Income from discontinued operations	$0.10	$—	$—

Net income	$0.17	$0.02	$4.57

Diluted earnings per common share:
Income from continuing operations	$0.07	$0.02	$4.55
Income from discontinued operations	$0.10	$—	$—

Net income	$0.17	$0.02	$4.55

Weighted average shares outstanding:
Basic	109,142	108,948	108,683
Diluted	109,425	109,397	109,095

“As Adjusted” – Effective October 1, 2018, we adopted Accounting Standards Update No. 2017-07,  Compensation-Retirement Benefits – (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.  The statement of operations for the three months ended September 30, 2018 and December 31, 2017 has been adjusted to reflect changes that were applied retrospectively from that adoption.

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January 29, 2019

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	December 31	September 30
CONSOLIDATED CONDENSED BALANCE SHEETS	2018	2018

Assets
Cash and cash equivalents	$228,462	$284,355
Short-term investments	41,072	41,461
Other current assets	773,213	789,734
Total current assets	1,042,747	1,115,550
Investments	54,731	98,696
Property, plant and equipment, net	4,900,339	4,857,382
Other noncurrent assets	146,524	143,239

Total Assets	$6,144,341	$6,214,867

Liabilities and Shareholders' Equity
Current liabilities	$385,913	$377,168
Long-term debt	490,805	493,968
Other noncurrent liabilities	937,752	946,742
Noncurrent liabilities - discontinued operations	3,633	14,254
Total shareholders’ equity	4,326,238	4,382,735

Total Liabilities and Shareholders' Equity	$6,144,341	$6,214,867

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January 29, 2019

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Three Months Ended
	December 31
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2018	2017
		As adjusted
OPERATING ACTIVITIES:
Net income	$18,959	$500,106
Adjustment for (income) loss from discontinued operations	(10,595)	536
Income from continuing operations	8,364	500,642
Depreciation and amortization	141,460	143,267
Loss on investment securities	42,844	—
Changes in assets and liabilities	13,857	(569,887)
Gain on sale of assets	(5,545)	(5,565)
Other	8,528	11,205
Net cash provided by operating activities from continuing operations	209,508	79,662
Net cash used in operating activities from discontinued operations	(26)	(57)
Net cash provided by operating activities	209,482	79,605

INVESTING ACTIVITIES:
Capital expenditures	(196,094)	(91,698)
Purchase of short-term investments	(31,324)	(16,183)
Payment for acquisition of business, net of cash acquired	(2,781)	(47,832)
Proceeds from sale of short-term investments	31,860	18,120
Proceeds from asset sales	11,609	8,749
Net cash used in investing activities	(186,730)	(128,844)

FINANCING ACTIVITIES:
Dividends paid	(78,122)	(76,503)
Debt issuance costs paid	(3,912)	—
Proceeds from stock option exercises	1,954	892
Payments for employee taxes on net settlement of equity awards	(6,267)	(5,471)
Payment of contingent consideration from acquisition of business	—	(1,500)
Net cash used in financing activities	(86,347)	(82,582)

Net (decrease) in cash and cash equivalents and restricted cash	(63,595)	(131,821)
Cash and cash equivalents and restricted cash, beginning of period	326,185	560,509
Cash and cash equivalents and restricted cash, end of period	$262,590	$428,688

“As Adjusted” – Effective October 1, 2018, we adopted Accounting Standards Update No. 2016-18, Statement of Cash Flows – (Topic 230): Restricted Cash and Accounting Standards Update No. 2016-15, Statement of Cash Flows – (Topic 230): Classification of Certain Cash Receipts and Cash Payments.  The cash flow statement for the three months ended December 31, 2017 has been adjusted to reflect changes that were applied retrospectively from those adoptions.

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January 29, 2019

	Three Months Ended
	December 31	September 30	December 31
SEGMENT REPORTING	2018	2018	2017
	(in thousands, except operating statistics)
U.S. LAND OPERATIONS
Operating revenues	$624,241	$587,244	$461,640
Direct operating expenses	408,806	369,744	299,064
Selling, general and administrative expense	11,656	15,365	13,993
Depreciation	124,111	131,901	123,838
Asset impairment charge	—	5,695	—
Segment operating income	$79,668	$64,539	$24,745

Revenue days	21,933	21,035	18,362
Average rig revenue per day	$25,265	$24,449	$22,400
Average rig expense per day	$15,443	$14,109	$13,546
Average rig margin per day	$9,822	$10,340	$8,854
Rig utilization	68%	65%	57%

OFFSHORE OPERATIONS
Operating revenues	$36,910	$38,482	$33,366
Direct operating expenses	26,305	26,614	21,122
Selling, general and administrative expense	769	1,110	1,165
Depreciation	2,668	2,588	2,354
Segment operating income	$7,168	$8,170	$8,725

Revenue days	525	552	460
Average rig revenue per day	$35,635	$36,424	$35,776
Average rig expense per day	$25,637	$24,972	$23,401
Average rig margin per day	$9,998	$11,452	$12,375
Rig utilization	71%	75%	63%

INTERNATIONAL LAND OPERATIONS
Operating revenues	$66,287	$59,386	$63,214
Direct operating expenses	47,539	45,142	46,737
Selling, general and administrative expense	2,281	699	1,132
Depreciation	9,837	10,782	11,811
Asset impairment charge	—	10,617	—
Segment operating income (loss)	$6,630	$(7,854)	$3,534

Revenue days	1,758	1,818	1,587
Average rig revenue per day	$35,575	$30,909	$38,039
Average rig expense per day	$22,704	$22,251	$26,688
Average rig margin per day	$12,871	$8,658	$11,351
Rig utilization	60%	55%	45%

H&P TECHNOLOGIES
Revenues	$9,920	$8,565	$2,849
Direct operating expenses, including research and development	12,391	12,083	8,589
General and administrative expense	6,099	4,699	1,709
Depreciation	1,774	1,749	1,366
Asset impairment charge	—	5,637	—
Segment operating loss	$(10,344)	$(15,603)	$(8,815)

Operating statistics exclude the effects of offshore platform management contracts and gains and losses from translation of foreign currency transactions and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

	Three Months Ended
	December 31	September 30	December 31
	2018	2018	2017
U.S. Land Operations	$60,889	$63,764	$41,114
Offshore Operations	$5,750	$5,925	$4,098
International Land Operations	$3,746	$3,194	$2,861

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January 29, 2019

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales, and other corporate income and expense. The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income (loss) per the information above to income (loss) from continuing operations before income taxes as reported on the Consolidated Statements of Operations (in thousands).

	Three Months Ended
	December 31	September 30	December 31
	2018	2018	2017
		As adjusted	As adjusted
Operating income (loss)
U.S. Land	$79,668	$64,539	$24,745
Offshore	7,168	8,170	8,725
International Land	6,630	(7,854)	3,534
H&P Technologies	(10,344)	(15,603)	(8,815)
Other	1,554	1,431	1,498
Segment operating income	$84,676	$50,683	$29,687
Income from asset sales	5,545	7,527	5,565
Corporate selling, general and administrative costs and corporate depreciation	(35,932)	(33,997)	(31,643)
Operating income	$54,289	$24,213	$3,609

Other income (expense):
Interest and dividend income	2,450	2,337	1,724
Interest expense	(4,720)	(6,471)	(5,773)
Loss on investment securities	(42,844)	(1)	—
Other	541	(1,044)	441
Total unallocated amounts	(44,573)	(5,179)	(3,608)

Income from continuing operations before income taxes	$9,716	$19,034	$1

“As Adjusted” –  Effective October 1, 2018, we implemented organizational changes, consistent with the manner in which our chief operating decision maker evaluates performance and allocates resources. Certain operations previously reported in “other” within our segment disclosures are now managed and presented within the new H&P Technologies reportable segment.  All segment disclosures have been recast for these segment changes.  Additionally, we adopted Accounting Standards Update No. 2017-07, Compensation-Retirement Benefits – (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.  Operating results for the three months ended September 30, 2018 and December 31, 2017 has been adjusted to reflect changes that were applied retrospectively from that adoption.

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SUPPLEMENTARY STATISTICAL INFORMATION

Unaudited

SELECTED STATISTICAL & OPERATIONAL HIGHLIGHTS

(Used to determine adjusted per revenue day statistics, which is a non-GAAP measure)

	Three Months Ended
	December 31	September 30
	2018	2018
	(in dollars per revenue day)
U.S. Land Operations
Total impact on U.S. Land revenue per day:	$109	$128

International Land Operations
Total impact on International Land revenue per day:	$2,689	$—

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	January 29	December 31	September 30	Q1FY19
	2019	2018	2018	Average
U.S. Land Operations
Term Contract Rigs	152	156	138	149.0
Spot Contract Rigs	86	88	94	89.4
Total Contracted Rigs	238	244	232	238.4
Idle or Other Rigs	112	106	118	111.6
Total Marketable Fleet	350	350	350	350.0

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS

Number of Rigs Already Under Long-Term Contracts(1)

(Estimated Quarterly Average — as of 01/29/19)

	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Segment	FY19	FY19	FY19	FY20	FY20	FY20	FY20
U.S. Land Operations	148.9	133.2	111.2	90.9	65.4	58.6	53.2
International Land Operations	11.0	11.0	11.0	10.0	6.2	1.1	—
Offshore Operations	—	—	—	—	—	—	—
Total	159.9	144.2	122.2	100.9	71.6	59.7	53.2

(1) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

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